Exhibit 23(ii)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Community Bancorp. of our report dated January 10, 2003, included in the 2002 Annual Report to Shareholders of Community Bancorp.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-18535) pertaining to the Community Bancorp. Dividend Reinvestment Plan and in the Registration Statement (Form S-8 No. 33-44713) pertaining to the Community Bancorp. Retirement Savings Plan of our report dated January 10, 2003, with respect to the consolidated financial statements incorporated herein by reference of Community Bancorp. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ A.M. Peisch & Company

March 29, 2005
St. Johnsbury, Vermont
VT Reg. No. 92-0000102